UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 __________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

__________________

September 24, 2013

Date of Report (Date of Earliest event reported)

TEXAS GULF ENERGY, INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Nevada	333-149857	26-0338889
(State or other Jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 24, 2013, Texas Gulf Energy, Incorporated, a Nevada corporation (“Company”), entered into a non-binding letter of intent (the "LOI") to sell certain assets, such assets consisting of the assets required to operate, as currently being operated, three (3) of the Company's subsidiaries, Fishbone Solutions, Inc., TGE Industrial Services, Inc. and TGE Electrical & Instrumentation (collectively, the "Subsidiaries"), with the exception of cash on hand and outstanding accounts receivable (which will be purchased separately for 100% of the face value, with 10% being withheld until each receivable payment is received, subject to the first $100,000 being held back for 90 days while the Company assists in the transition of the operations) (such assets for sale, the "Assets"). In consideration for the purchase of the Assets, the prospective purchaser shall pay Five Million Dollars ($5,000,000) to the Company of which (1) the sum of Three Million One Hundred Thousand Dollars ($3,100,000) will be delivered at the closing and the sum of Three Hundred Thousand Dollars ($300,000) shall be represented by a promissory payable in three (3) annual installments of One Hundred Thousand Dollars ($100,000) each due on the first three annual anniversary dates of the closing and bearing interest of the rate of 4% per annum, and (2) debt of the Company in the approximate amount of the One Million Six Hundred Thousand Dollars ($1,600,000) will be assumed by the prospective purchaser. The closing of the Transaction is subject to to the completion of due diligence and the signing of a definitive agreement by October 11, 2013, and, further, the LOI calls for a closing date of the Transaction of November 2, 2013, provided that the closing date may be extended for one week by either party upon payment of the sum of $10,000 to the other party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2013	TEXAS GULF ENERGY, INCORPORATED

	By:	/s/ Craig Crawford
	Name:	Craig Crawford
	Title:	Interim President and
Chief Financial Officer